1 EXCLUSIVE LICENSE AGREEMENT #305517 This EXCLUSIVE LICENSE AGREEMENT #305517 (this “Agreement”) is made and entered into as of June 1, 2023 (the “Execution Date”), with effect as of January 1, 2025 (the “Effective Date”), by and between IGT (“Licensee”), on the one hand, and Califon Productions, Inc. (“CPI” or “Licensor”), on the other hand. As of the Execution Date, this Agreement constitutes a valid and legally binding obligation of both Licensee and Licensor, respectively, enforceable in accordance with its terms. WHEREAS, Licensee, on the one hand, and Licensor (along with Jeopardy Productions, Inc. and Sony Pictures Consumer Products Inc.), on the other hand, entered into Exclusive License Agreement #302769 with an effective date of March 21, 2014 (“Prior Gaming License Agreement”), with respect to the license by Licensor to Licensee of certain intellectual property associated with each of the television series currently entitled Wheel of Fortune (“WOF”) and the television series currently entitled Jeopardy! (“Jeopardy”) for land- based gaming, for-wager online games, and social online games. WHEREAS, IGT Global Solutions Corporation (formerly GTECH Corporation), an affiliate of Licensee, on the one hand, and Licensor (along with Jeopardy Productions, Inc. and Sony Pictures Consumer Products Inc.), on the other hand, entered into Merchandising License Agreement #302848 with an effective date of September 30, 2014 (“Prior Lottery License Agreement”), with respect to the license by Licensor to Licensee of certain intellectual property associated with each of WOF and Jeopardy for lottery games. WHEREAS, the Prior Gaming License Agreement and the Prior Lottery License Agreement both remain in full force and effect and shall expire on December 31, 2024 (each subject to the terms and conditions set forth in the Prior Gaming License Agreement and the Prior Lottery License Agreement, respectively), Licensee and Licensor hereby agree Licensor shall license to Licensee certain intellectual property associated with WOF for land-based gaming, for-wager online games, social online games, and lottery games for a ten (10) year period commencing upon the Effective Date and continuing until December 31, 2034, subject to the covenants and conditions set forth herein. NOW THEREFORE, in consideration of the covenants and conditions set forth herein, and other good and valuable consideration, the parties hereby agree as follows: 1. DEFINITIONS. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth on Exhibit A attached hereto and made a part hereof. 2. LICENSE GRANT. 2.1. Exclusive License. Licensor hereby grants to Licensee an exclusive, limited sublicensable (as provided in Paragraphs 10.b. and 25 of Exhibit B attached hereto) right and license to use, copy, distribute, display and prepare derivative works of the Licensed Property (or any element thereof) during the Term, solely in the applicable Territory, on and in connection with the design, development, manufacturing, operation, distribution, use, sale, lease, advertisement and promotion of (a) Land-Based Games; (b) For Wager Online Games; and (c) Lottery Games ((a)-(c) shall be referred to herein collectively as the “Exclusive Games”), in each case, on the terms and conditions set forth in this Agreement (including, without limitation, Licensor’s approval rights as set forth in Paragraph 8 of Exhibit B attached hereto). Without limiting the foregoing and for the avoidance of doubt, Licensee’s grant of rights with respect to the Exclusive Games is meant to, and shall be deemed to, extend to any technology, device, mechanism, medium, platform or system now known or hereafter devised. 2.2. Non-Exclusive License. Licensor hereby grants to Licensee a non-exclusive, limited sublicensable (as provided in Paragraphs 10.b. and 25 of Exhibit B attached hereto) right and license to use, copy, distribute, display and prepare derivative works of the Licensed Property (or any element thereof) during the Term, solely in the applicable Territory, on and in connection with the design, development, manufacturing, operation, distribution, use, sale, lease, advertisement and promotion of Social Online Games (“Non-Exclusive Games”), in each case, on the terms and conditions set forth in this Agreement (including, without limitation, Licensor’s approval rights as set forth in Paragraph 8 of Exhibit B attached hereto). Without limiting the foregoing and for the avoidance of doubt, Licensee’s grant of rights with respect to the Non- Exclusive Games is meant to, and shall be deemed to, extend to any technology, device, mechanism, medium, platform or system now known or hereafter devised. 2.3. Term. This Agreement is effective as of the Effective Date and will expire on December 31, 2034 unless otherwise

5 to Licensor meaningful consultation, to the extent that same would not violate Applicable Laws, regulations or compliance policies of Licensee. In addition to providing Licensor with informational reporting on a quarterly basis regarding the Product Management Plan and the Games, Licensee agrees to meet with Licensor on a biannual basis, as requested by Licensor, in order to discuss and improve upon the operations of the Product Management Plan. In all matters, Licensee shall retain sole management responsibilities. Solely with respect to this Paragraph 5.3, Licensee shall have days after written notice provided by Licensor to Licensee to cure any material breach of this Paragraph 5.3. 5.4. Regulatory Compliance and Due Diligence Investigation. Licensee and its Subsidiaries conduct business in a highly regulated industry under privileged licenses issued by Gaming regulatory authorities both domestic and international. Licensee maintains a compliance program that has been established to protect and preserve the name, reputation, integrity, and goodwill of Licensee and its Subsidiaries and to monitor compliance with the requirements established by Gaming regulatory authorities in various jurisdictions around the world. Performance of this Agreement is contingent upon the following: (a) any necessary initial and continuing approvals and/or licenses required by any regulatory agency with jurisdiction over Licensee or the subject matter of this Agreement. Licensor agrees to cooperate with requests, inquiries, or investigations of any Gaming regulatory authorities or law enforcement agencies in connection with the performance of this Agreement, including the disclosure of information to such Gaming regulatory agencies that would otherwise be considered confidential under other sections of this Agreement. (b) the successful completion of a due diligence background investigation of Licensor and the continued suitability of Licensor throughout the Term of this Agreement. Licensor agrees to fully cooperate with Licensee in the completion of a due diligence background investigation and to provide Licensee with the information necessary in order to conduct the due diligence background investigation and any information reasonably necessary in order to determine the continued suitability of Licensor throughout the Term of this Agreement. The parties acknowledge that a due diligence background investigation of Licensor has been successfully completed and such contingency has been satisfied. In the event that (i) any Game violates or will violate any Applicable Laws, rules, regulations and/or codes, or (ii) any approval, permit and/or license necessary for performance of this Agreement is denied, suspended, or revoked, then Licensee shall use commercially reasonable efforts to cure such violation, denial, suspension or revocation within a reasonable period of time. If Licensee is unable to cure, Licensee shall cease exploitation of the applicable Game or Games, as the case may be, in the applicable Territory. 5.5. Press Releases. Either party or both parties may issue a press release announcing the execution of this Agreement consistent with the terms and conditions herein and subject to the mutual approval of the parties. The parties shall work in good faith regarding the content of such press release to be issued no later than June 6, 2023. Neither party shall communicate with the press regarding this Agreement without the prior written consent of the other party. Neither party shall confirm or deny any information of any kind in any way relating to the other party’s business. Each party shall refer to the other party all outside inquiries in any way relating to such other party’s business. Notwithstanding the foregoing, each party may comment on the performance of the Games on earnings calls and events of that nature. 5.6. Prior Agreements. After the Effective Date, any WOF Games in service for which a royalty would previously be due and payable by Licensee to Licensor under the Prior Gaming License Agreement or the Prior Lottery License Agreement will be treated as a Game under this Agreement with all Royalties due and payable by Licensee to Licensor from such WOF Games then governed by this Agreement (for the avoidance of doubt, any royalties earned and/or other amounts due to Licensor prior to the Effective Date remain payable by Licensee to Licensor under the Prior Gaming License Agreement or the Prior Lottery License Agreement, as applicable, even if such royalties and/or other amounts have not been remitted by Licensee to Licensor prior to the Effective Date, and shall not be applied to Licensee’s recoupment of any Advances and/or Minimum Guarantee due under this Agreement). In the event of conflict between this Agreement and the Prior Gaming License Agreement or the Prior Lottery License Agreement, the terms and conditions of this Agreement shall apply. / / / /

6 5.7. Standard Terms and Conditions. Additional terms and conditions applicable to the parties with respect to the subject matter contained herein are set forth in the Standard Terms and Conditions attached hereto as Exhibit B and incorporated herein by this reference. IN WITNESS WHEREOF, the parties indicate their agreement to the foregoing by signing in the spaces provided below. CALIFON PRODUCTIONS, INC. By: IGT Renato Ascoli By: Name: Daniel Yankelevits Name: Renato Ascoli Title: EVP, Legal Affairs Title: CEO Global Gaming

EXHIBIT A

DEFINITIONS

"**Applicable Laws**" shall mean all applicable federal, national, international, state, municipal, provincial and local laws, rules and regulations, decrees, codes, orders, guidelines throughout the Territory (or applicable portion thereof) or other pronouncements having the effect of law of any governmental authority, including without limitation, (i) laws or regulations of the United States and European Union prohibiting or restricting trade or business with any country, region, entity or individuals, and laws or regulations of the United States restricting or regulating transfers of specific technology ("Embargoed Trade"); and if there is no Embargoed Trade then also (ii) Gaming, lottery or other similar laws in the Territory (or the applicable portion thereof) and applicable voluntary Gaming industry standards relating to or pertaining to the design, development, manufacturing, operation, distribution, use, sale, lease, advertisement, marketing and promotion of the Games, (iii) applicable consumer product safety standards, (iv) consumer protection laws, (v) privacy statutes and laws governing the security and non-disclosure of personally identifiable information, (vi) minor protection laws and regulations, (vii) the Payment Card Industry Data Security Standard (as issued by the Payment Card Industry Security Standards Council), (viii) safety (including fire code rules), (ix) privacy statutes and laws governing the security and non- disclosure of personally identifiable information, (x) employment standards, wages and benefits, and employee health and safety or other similar laws, (xi) laws or regulations of the United States, European Union or any other relevant jurisdiction prohibiting or restricting trade or business with any country, region, entity or individuals, and (xii) regulations of the Federal Trade Commission, including but not limited to endorsement laws and Federal Trade Commission endorsement guidelines.

"**Cash For Wager Online Game Revenues**" shall mean 100% of actual gross wagers placed at risk by Permitted Users. For clarification, "actual wagers" does not include free play or any bonus or promotional amounts provided to a Permitted User at no charge to such Permitted User.

"**Control**" (and with its conjugated forms, "Controls," "Controlled," and "Controlling," having corresponding meanings) means the: (a) direct or indirect (e.g., through any number of successive tiers) ownership of more than fifty percent (50%) of the outstanding shares having the right to vote for the election of directors or other managing authority of the subject entity; (b) in the case of an entity which does not have outstanding shares (e.g., a partnership, joint venture or unincorporated association), direct or indirect (e.g., through any number of successive tiers) ownership of more than fifty percent (50%) of the ownership interests having the right to make decisions for the subject entity; or (c) ability to direct the management and operations of the subject entity, whether through ownership of voting securities, by contract, or otherwise.

"**For Wager Online Game Royalty Base**" shall mean:

A.	Cash For Wager Online Game Revenues	
B.	Less	Jackpots Paid Out and Related Costs
C.	Equals	Gross For Wager Online Game Revenues
D.	Less	Gaming Taxes
E.	Equals	Net For Wager Online Game Revenues
F.	Times	Percentage of Site Shared Revenues
G.	Equals	Site Shared Revenues
H.	Less	Technology Licensing Fees
I.	Equals	For Wager Online Game Royalty Base

"**For Wager Online Games**" shall mean software/server based Gaming that utilizes elements of WOF, in the form of casino-style games, such as arcade games, slot machine games, table games and card games, in any and all digital, mobile and electronic formats now known or hereafter devised, which are accessible via any digital transmission technology, including TCP/IP or other secured, switched packet technology (wired or wireless) and cellular technology, and/or via any consumer electronic device (including personal computers, smart phones, tablets, smart TVs, and gaming consoles, such as Xbox or PlayStation), digital platforms or wireless/mobile platforms (e.g., Apple iOS and Android mobile operating systems) of all types now known or hereafter devised; provided, that such play is not illegal at the time and place of any offer to play, and at the time and place a Permitted User actually plays such game. For Wager Online Games shall not include games developed for specific use on console-based platforms. For clarity, government (e.g., national, state, provincial) lotteries

Exhibit A (Definitions) - 1

Initialed:
RA /
IGT Sony

[redacted]

Exhibit A (Definitions) - 2 Initialed: RA / IGT Sony (which shall not include e-instant online games which are distributed via remote gaming servers to all gaming operators, including those operated by national lotteries) are excluded from the definition of For Wager Online Games. “Games” shall mean collectively, Exclusive Games and Non-Exclusive Games. “Gaming” shall mean an action or event whereby an individual risks something of value, including but not limited to cash, credit, and/or other instrumentality, on the outcome of an uncertain event in which the individual does not exercise any control or which is determined predominantly by chance. For purposes of this definition, video poker and other gaming in which some skill of the player may be involved in the outcome shall still be considered “predominantly by chance”. In addition, such action or event must be considered “gambling” as that term is defined at the time of exploitation of such Game by Applicable Laws. “Gaming Taxes” means taxes, levies and similar payments paid by Licensee that are imposed by governing agencies or similar regulatory bodies with jurisdiction over Licensee. “Gross For Wager Online Game Revenues” shall mean Cash For Wager Online Game Revenues less Jackpots Paid Out and Related Costs. “Jackpots Paid Out and Related Costs” shall mean the amounts paid to players (i.e., winnings) plus the actual cost of any non- cash prizes (to the extent winnings are paid out in the form of non-cash prizes). “Land-Based Games” shall mean any electronic, electrical and/or electro-mechanical devices, whether now-existing or hereinafter invented, that utilize elements of WOF, are used in Legal Gaming Jurisdictions and that: (i) are used for Gaming and on which a wager is placed; (ii) display the result or outcome of a wager relatively instantaneously; and (iii) are either (x) subject to statute, regulation, law, license or approval, or (y) placed at a location or facility for which the operator of the facility or the facility is subject to statute, regulation, law, license or approval. Land-Based Games shall include, without limitation, (a) slot machines; (b) Video Lottery Terminals; (c) charitable Gaming devices (e.g., Bingo devices, pull-tab devices and other devices legal in charitable Gaming operations); (d) Gaming devices with video displays, spinning reel displays and/or a combination thereof; (e) Gaming devices legal in Native American markets; (f) so-called server- based/cloud Gaming devices; and/or (g) the machines and devices of (a) through (f) of this Paragraph that are wide area progressive machines and devices (i.e. machines and devices that are electronically linked to the same jackpot in multiple locations in the same or multiple Legal Gaming Jurisdictions) (“WAPM Games”) and standalone multi-level progressive machines and devices (i.e. machines and devices that have multiple jackpot tiers but are not linked across multiple locations) (“MLPM Games”). For clarity, government (e.g., national, state, provincial) lotteries are excluded from the definition of Land-Based Games. “Legal Gaming Jurisdiction” shall mean any jurisdiction throughout the world (including, without limitation, all countries, states, territories, provinces, regions, military bases, Native American lands or other political subdivisions, and all ocean going vessels) having a legal Gaming marketplace for the manufacture, operation, distribution, offering for sale, sale, advertising, promotion, or other disposition or exploitation of Land-Based Games and For Wager Online Games as expressly permitted by Applicable Laws. “Legal Lottery Markets" shall mean the legal marketplace (including without limitation, all countries, states, territories, provinces, regions, or other political subdivisions) for the manufacture, operation, distribution, offer for sale, sale, advertising, or other exploitation of the Lottery Games expressly permitted by Applicable Laws. “Licensed Property” shall mean all characters, character names, character sketches, themes, plots, settings, titles, names, designs, artwork, logos, title treatment, storylines, puzzles, clues and responses, trademarks, service marks, trade names, trade dress, copyrights, approved photographs, approved images, symbols, video (not to exceed a single continuous thirty (30) second clip from each single episode of WOF and any guild/union re-use payments being the sole responsibility of Licensee), audiovisual (not to exceed a single continuous thirty (30) second clip from each single episode of WOF and any guild/union re-use payments being the sole responsibility of Licensee) and audible elements (including, for the avoidance of doubt, to the extent owned and controlled by Licensor, the WOF musical theme) and other distinctive elements related to WOF. It is specifically acknowledged by Licensee that any name, voice and likeness rights with respect to the applicable WOF on-air talent and contestants are specifically excluded from the definition of Licensed Property, and Licensee shall be solely responsible, at its sole cost and expense, for obtaining approvals and consents for such on-air talent and contestants. Notwithstanding the foregoing, Licensor shall, in good faith, assist Licensee in obtaining such talent and contestant consents and/or approvals, but does not guarantee that such clearances and/or approvals will be secured by Licensee.

Exhibit A (Definitions) - 3 Initialed: RA / IGT Sony “Lottery Customers" shall mean government-owned or operated lotteries and/or government-authorized lottery agents, including third party private management entities engaged to manage such government-owned or operated lotteries. “Lottery Games” shall mean the following lottery products bearing the Licensed Property sold solely by government-owned or operated lotteries and/or government-authorized lottery agents in the applicable Territory that upon the delivery of consideration gives the player the opportunity by the application of the element of chance to receive something of value: i. Instant Scratch Ticket Lottery Games: Instant/scratch lottery tickets with "scratch and win" elements or other similar paper/instant win products with a coated surface which is "scratched off' or selected by the player to reveal a predetermined outcome. ii. Pull-Tab Lottery Games: Lottery games where, instead of "scratching" the coated surface to reveal the numbers and/or symbols that shall determine whether the player is a winner, an overlay is peeled away or pulled off the lottery ticket to reveal such numbers and/or symbols. iii. Traditional Online Lottery Games: Lottery games that are purchased by a player directly from government-authorized lottery agents, or directly through a device that is owned, leased or authorized by the government-owned or government- operated lottery and is a lottery ticket or other lottery product that contains numbers (or other symbols) which the player matches against winning numbers (or other symbols) chosen in a periodic drawing, occurring daily or less frequently, and in which multiple players can win depending upon the numbers (or other symbols) chosen. The winning numbers (or other symbols) are not chosen by or displayed on the same device as the device through which the lottery ticket is purchased. Examples of Traditional Online Lottery Games are Mega Millions and Power Ball. iv. Instant Online Lottery Games: Lottery games in which a player purchases directly from government-authorized lottery agents or directly through a device that is owned, leased or authorized by the government-owned or government-operated lottery, a lottery ticket or other lottery product which displays numbers (or other symbols) in visual form, and which the player matches against an additional set(s) of numbers (and/or other symbols) to instantly determine whether a prize has been won. Examples of Instant Online Lottery Games are IGT's Pic’ n' Play games. v. Monitor Lottery Games: Lottery games run in a social setting where a player places a wager directly with a government- authorized lottery agent on the outcome of a random drawing of numbers (and/or symbols), which are displayed on a monitor that is typically located in a communal space shared by others. An example of a Monitor Lottery Game is Keno. vi. Interactive Lottery Games: Lottery games where a player places a wager directly on a government-owned or government-operated lottery game through the Internet and collects winnings through a government-owned or government-operated Internet online account or some other method of online transfer of credit. For clarity, this shall not include any form of casino-style gaming. vii. Mobile Lottery Games: Traditional Online Lottery Games where a player places a wager directly through a government- authorized lottery agent, but the reveal of the game occurs on the player's mobile device. An example of a Mobile Lottery Game is Bingo to Go made available through the Indiana Lottery. “Net For Wager Online Game Revenues” shall mean Gross For Wager Online Game Revenues less Gaming Taxes. “Percentage of Site Shared Revenues” means the percentage of Net For Wager Online Game Revenues received by the operator of the online platform hosting the applicable For Wager Online Game that is paid to Licensee. “Permitted User” shall mean, with respect to For Wager Online Games, any user permitted by Applicable Laws to participate in, play and pay for such For Wager Online Games. “Prior Agreements” shall mean, collectively, the Prior Gaming License Agreement and the Prior Lottery License Agreement. “Prohibited Jurisdiction” shall mean any country, state, province, region or other political subdivision in which the manufacture, operation, distribution, offer for sale, sale, advertising, promotion or other disposition or exploitation of the Games is prohibited by Applicable Laws or similar governing order. “Site Shared Revenues” shall mean Net For Wager Online Game Revenues, multiplied by Percentage of Site Shared Revenues.

Exhibit A (Definitions) - 4 Initialed: RA / IGT Sony “Social Online Game Gross Revenue” shall mean any and all gross amounts received by or credited to Licensee from the sale or distribution of Social Online Games, including, without limitation, the sale of virtual goods and/or Virtual Currency and third-party advertising and/or sponsorships sold by Licensee in connection with Social Online Games. “Social Online Game Net Receipts” shall mean all Social Online Game Gross Revenue less only (i) actual and verifiable, out-of- pocket third-party platform / distributor fees with respect to the Social Online Games; (ii) actual returns and chargebacks; and (iii) custom duties (if any), sales taxes and VAT (if included in Social Online Game Gross Revenue, collected from customers and remitted to the proper government authority). No other deductions shall be taken in the calculation of Social Online Game Net Receipts including, without limitation, deductions for cash or other discounts or uncollectible accounts. “Social Online Games” shall mean interactive non-cash based (i.e., non-gambling and non-lottery) versions of virtual casino-style games that utilize elements of WOF, in any and all digital, mobile and electronic formats now known or hereafter devised, which solely use free or paid Virtual Currency in order to play and solely award Virtual Currency as prizing, and which are accessible via any digital transmission technology, including TCP/IP or other secured, switched packet technology (wired or wireless) and cellular technology, and/or via any consumer electronic device (including personal computers, smart phones, tablets, smart TVs, and gaming consoles, such as Xbox or PlayStation), digital platforms, wireless/mobile platforms (e.g., Apple iOS and Android) or social media platforms (e.g., Facebook and DoubleDownCasino.com, etc.) of all types now known or hereafter devised. Social Online Games shall not include games developed for specific use on console-based platforms. In no event shall a user pay any fee, consideration or wager other than free or paid Virtual Currency in order to play. “Subsidiary” shall mean (a) with respect to Licensee, International Game Technology PLC and any entity that is directly or indirectly Controlled by International Game Technology PLC, and (b) with respect to Licensor, Sony Pictures Entertainment Inc. and any entity that is directly or indirectly Controlled by Sony Pictures Entertainment Inc. “Technology Licensing Fees” means any and all platform fees, game development fees, or license or similar use fees paid by Licensee to unrelated third parties for hosting or intellectual property rights or similar rights used or incorporated by Licensee in any application used to deploy the For Wager Online Games (not including the Royalties paid to Licensor). Such Technology Licensing Fees shall not exceed of Site Shared Revenues. "Video Lottery Terminals (VLTs)" shall mean Gaming devices that utilize one (1) or more elements of WOF which may operate from a mainframe network or central determination system rather than independently, or slot-style devices that are regulated by Applicable Laws in the Legal Gaming Jurisdiction, but are not otherwise “lottery” products as such term is commonly understood. “Video Poker Games” shall mean any game played on a Land-Based Game (i) using a graphical representation of a deck of playing cards on a video display and in which the outcomes are determined by use of a random number generator and awards are provided to a player based on, at least in part, a poker style pay table of hand rankings, or (ii) a game of chance similar to lotto, based on the drawing of numbers that must correspond with selected numbers on a card. “Virtual Currency” shall mean, with respect to Social Online Games, currency that is redeemable in-game only (i.e., for game play and the purchase of virtual goods which are incorporated into and are part of such Social Online Games and available for sale to and use by the user solely within the game play of the Social Online Game), and not for cash, prizes or anything with real-world value. END OF EXHIBIT A

Exhibit B (Standard Terms and Conditions) - 1 Initialed: RA / IGT Sony EXHIBIT B STANDARD TERMS AND CONDITIONS These Standard Terms and Conditions shall be deemed fully incorporated into the Agreement containing Paragraph 1 through Paragraph 5 and Exhibit A (the “Underlying Agreement”) to which this Exhibit B is attached, and these Standard Terms and Conditions and the Underlying Agreement shall hereinafter be collectively referred to as the “Agreement”. All terms shall, unless expressly provided to the contrary herein, have the same respective meanings as set forth in the Underlying Agreement. Unless expressly provided to the contrary herein, to the extent that any provision of these Standard Terms and Conditions conflicts with any provision of the Underlying Agreement, the Underlying Agreement shall control. 1. FURTHER CONDITIONS ON GRANT OF RIGHTS. a. Compliance with Applicable Laws. Licensor is granting this license solely for the lawful use of the Licensed Property in connection with the Games. By granting this license, or by approving any Game, Licensor makes no representation or takes any position on the legality of the Games in any jurisdiction, state, country or territory. Licensor is relying entirely on Licensee to ensure that the Games, whether offered by Licensee directly or by its Subsidiaries or third parties, comply with all Applicable Laws and regulations in the Territory (or applicable portion thereof) and Licensee will use commercially reasonable efforts to determine what is a Legal Gaming Jurisdiction and what is not a Legal Gaming Jurisdiction, and Licensee shall be responsible for such compliance. Therefore, Licensee shall at all times be primarily liable for complying with all Applicable Laws. For clarity, Licensee shall be responsible and primarily liable for all activities, obligations and liabilities, if any, of its Subsidiaries with respect to this Agreement. Any breach of the terms of this Agreement by Licensee’s Subsidiaries shall be deemed a breach of the Agreement by Licensee. b. Additional Terms for For Wager Online Games. The For Wager Online Games shall be designed, developed, programmed, operated and maintained in such a way as to provide or allow for For Wager Online Game play solely (i) in Legal Gaming Jurisdictions, and (ii) by Permitted Users. Licensee’s failure at any time during the Term to satisfy the foregoing shall be considered a material breach by Licensee. Licensee shall be solely responsible for, and shall pay, any and all sums relating to the production, operation, hosting and maintenance of For Wager Online Games. Licensee shall prominently post and comply with the provisions of its privacy policy relating to the collection, handling and use of all personally identifiable information provided by Permitted Users of For Wager Online Games, which policy shall comply with all Applicable Laws and be consistent with industry standards. For purposes of clarification, Licensee may create free promotional versions of the For Wager Online Games with Licensor’s prior written consent and subject to Licensor’s approval rights; it being agreed that no additional approval from Licensor shall be necessary for a third party Gaming platform operator to offer free or bonus play (e.g., free spin or bonus spin) of otherwise approved For Wager Online Games. Any distribution of For Wager Online Games to a third party Gaming platform operator shall be pursuant to a written and fully-executed agreement, in which the applicable third party Gaming platform operator agrees: (A) to obtain and maintain all required Gaming licenses and permits at all times, (B) that any exploitation of the For Wager Online Games shall be in accordance with all Applicable Laws, regulations, and Gaming industry standards, (C) that it will use industry standard geo-filtering technologies (e.g., utilizing an end-user’s IP address, form of payment billing address, and other available information to identify the Permitted User’s location) to prevent exploitation of (or consumer access to) For Wager Online Games other than in Legal Gaming Jurisdictions solely as permitted by and in compliance with Applicable Laws, and (D) the applicable “terms of use” shall explicitly state that the For Wager Online Games (and any promotions or related offers) are not available to consumers outside of Legal Gaming Jurisdictions (i.e., “void where prohibited”). c. Additional Terms for Social Online Games. Licensee shall be responsible for all hosting, operation, maintenance, updates and distribution of the Social Online Games pursuant to this Agreement. Furthermore, Licensee or its designee shall be responsible for enabling the end-user consumer to complete a transaction to purchase, obtain and receive the Social Online Game on any device permitted hereunder. Licensee shall be responsible for all end-user customer support, including, without limitation, all technical support related to the installation and operation of the Social Online Games and all e-commerce and

Exhibit B (Standard Terms and Conditions) - 2 Initialed: RA / IGT Sony transaction processing related inquiries. Licensee shall have the right to sell third party advertising and/or sponsorships with respect to the Social Online Games; provided, that (i) advertising embedded into a Social Online Game; (ii) any advertising or sponsorship which incorporates the Licensed Property; and (iii) any advertising or sponsorship that is directly linked to the Licensed Property or the Social Online Game (as distinguished from advertising or sponsorships of the site or platform on which the Social Online Game is located, for which Licensor shall have no approval right), shall be subject to Licensor’s prior written approval. In no event shall the Social Online Games be used to promote Land-Based Games or For Wager Online Games targeted to a minor. d. Prohibited Jurisdictions. In addition to Licensor’s other rights and remedies hereunder, in the event Licensee or its Gaming operator has reasonably commenced distribution or exploitation of Land-Based Games, Lottery Games and/or For Wager Online Games into or within a jurisdiction which is a Legal Gaming Jurisdiction for such Land-Based Games, Lottery Games and/or For Wager Online Games, and due to a change in Applicable Laws, the jurisdiction becomes a Prohibited Jurisdiction with respect to such Land-Based Games, Lottery Games and/or For Wager Online Games, then Licensee shall cease distribution and exploitation of such Land-Based Games, Lottery Games and/or For Wager Online Games, as applicable, no later than the effective date of such jurisdiction becoming a Prohibited Jurisdiction. If during the Term, any Prohibited Jurisdiction legalizes Land-Based Games, Lottery Games and/or For Wager Online Games, the definition of Territory will be deemed automatically amended to include such jurisdiction. Notwithstanding the foregoing, the Territory shall exclude any country or so-called state that is then subject to United States embargo (e.g., Syria, Cuba, Iran and North Korea). Licensee shall notify Licensor in writing of any change(s) to the Prohibited Jurisdictions at least thirty (30) days prior to the date of Licensee’s scheduled commencement of exploitation of the Land-Based Games, Lottery Games and/or For Wager Online Games in the jurisdiction(s) concerned. 2. TAX WITHHOLDING. If withholding taxes based on Licensor’s gross income are required, Licensee may deduct the required amount from Royalties prior to remitting same to Licensor, provided Licensee provides Licensor with a copy of such withholding tax payment at the time of such deduction and provides Licensor with the appropriate tax credit forms within sixty (60) days of payment of such withholding tax and affords all necessary cooperation and support to Licensor in order to get reimbursed and/or credited. In the event Licensee does not provide the appropriate tax credit form within sixty (60) days of payment of withholding taxes, Licensee shall be liable to and shall reimburse Licensor for the amounts deducted from Royalties for withholding taxes in the immediately following Royalty Report (as defined below). 3. ACCOUNTING; AUDITING. a. On a form satisfactory to Licensor, Licensee shall (i) render royalty reports (“Royalty Reports”) to Licensor at the address set forth in Paragraph 14 of this Exhibit B, quarterly within sixty (60) days after the close of each quarter (based on quarters ending March, June, September and December) during the Term whether or not any payment is shown to be due to Licensor thereunder, and (ii) remit payments due Licensor, if any, via wire transfer at the address set forth in Paragraph 14 of this Exhibit B, unless otherwise specified in writing by Licensor. Such Royalty Reports shall describe in reasonable detail the basis and calculation of the reported Royalties and a separate report shall be provided for each type of Game consistent with past practice. In addition to quarterly Royalty Reports, Licensee shall furnish to Licensor on a quarterly basis within days after the close of each quarter (ending March, June, September and December) a summary with respect to For Wager Online Games that includes in each country of the Territory the following information: . Royalties shall be paid to Licensor in U.S. Dollars. Subject to the provisions below that specifically limit the time periods during which Licensor can raise an objection to a Royalty Report, acceptance of Royalties or Royalty Payments by Licensor shall not preclude Licensor from questioning the correctness of the same at any time. All Royalty payments shall be made without set-off or deduction for costs or other expenses whatsoever (including bank fees, if any), whether based upon any claimed debt or liability of Licensor to Licensee; provided, that if Licensee makes any overpayment to Licensor hereunder for any reason, Licensee shall have the right to deduct and retain for its own account an amount equal to any such overpayment from any sums that may thereafter become due or payable by Licensee to Licensor or for Licensor’s account. In the event that Licensee discovers any material overpayment or underpayment, Licensee shall

Exhibit B (Standard Terms and Conditions) - 3 Initialed: RA / IGT Sony provide Licensor with notice and an explanation of such overpayment or underpayment reasonably prior to Licensee sending to Licensor the Royalty Report in which the underpayment or overpayment is reflected. b. Each Royalty Report shall be deemed correct and shall be conclusive and binding upon Licensor five (5) years after the date of receipt by Licensor of such Royalty Report in which the transaction or item of information is first reflected. If Licensor wishes to contest the Royalty Report, Licensor must do so prior to the expiration of the five (5) year period, by either (i) submitting to Licensee a written objection specifying the transactions or items of information to which Licensor objects, or (ii) sending to Licensee a written notice of intent to audit. If Licensor does not elect to submit written objections or a written notice of intent to audit within said five (5) years, then Licensor shall forever be barred from objecting for any reason or maintaining or instituting any action or proceeding which relates to said Royalty Report. Transactions or items of information not specified in such written objection or audit report may not be raised subsequent to the expiration of said five (5) year period. c. If Licensor elects to submit written objections within such five (5) year period, then Licensee and Licensor shall have twelve (12) months (from the date of Licensee’s receipt of such objections) to resolve such objections amicably. If Licensor’s objections are not resolved amicably within said twelve (12) month period, Licensor’s objections shall be deemed to have been waived unless Licensor maintains or institutes legal proceedings with respect thereto within said twelve (12) month period. d. If Licensor elects to audit within such five (5) year period, contingent upon Licensee’s cooperation, such audit shall continue for no longer than six (6) months (and shall commence on a date to be determined by Licensee). In connection with any such audit, Licensor shall appoint a reputable public accountant (the selection of whom is subject to the reasonable approval of Licensee, and who may not be an in-house accountant from Licensor in any event) who shall be entitled to inspect Licensee’s books and records during such six (6) month period, during reasonable business hours, in such a manner as not to interfere with Licensee’s normal business activities; it being agreed that Licensor shall not conduct any such audit more than once in any twenty four (24) month period. Licensor’s audit representative shall be bound by an appropriate confidentiality agreement. e. Following such audit, the auditor shall provide Licensee with an audit report no later than sixty (60) days following the completion of the audit. The failure of the auditor to provide Licensee with an audit report within said sixty (60) day period following completion of the audit shall constitute a waiver of any and all claims relating to the applicable Royalty Report and the Royalty Report shall be conclusive and binding on Licensor. f. Licensor agrees that Licensor’s sole right to receive accountings in connection with the Games, to examine Licensee’s books and records, and/or to object as to transactions or items of information and/or any other matters with respect to Licensor’s Royalties and/or to maintain or institute any legal proceedings shall be only as provided in this Agreement, and Licensor hereby waives the benefits of any Applicable Laws under which Licensor otherwise may be entitled to an accounting, rights of examination and/or rights of objection and/or rights to maintain or institute any action or proceeding. The applicable books and records need not be retained and may be destroyed after the expiration of the applicable five (5) year period, unless Licensor has duly objected prior thereto or provided notice of an intent to audit, and instituted legal proceedings as herein provided. After the expiration of said five (5) year period, Licensor agrees that it will not seek or attempt to obtain Licensee’s applicable books and records by means of discovery in a civil action, arbitration or otherwise. 4. EXCLUSIVITY. This Agreement provides Licensee with the exclusive right to use the Licensed Property in connection with Exclusive Games during the Term in the Territory, and Licensor shall not, except as otherwise expressly provided herein, grant any other licenses effective after the Execution Date or during the Term for the use of the Licensed Property in connection with Exclusive Games in the Territory. Notwithstanding the foregoing, nothing in this Agreement shall be construed to prevent Licensor from granting any licenses for the use of the Licensed Property other than in connection with Exclusive Games, or from utilizing the Licensed Property in any manner whatsoever other than in connection with Exclusive Games.

Exhibit B (Standard Terms and Conditions) - 4 Initialed: RA / IGT Sony 5. COPYRIGHT, TRADEMARKS, ETC. a. Licensee’s use of the Licensed Property shall inure exclusively to the benefit of Licensor, and Licensee shall not acquire any ownership rights therein by virtue of its use thereof. Licensee recognizes the value of the goodwill associated with the Licensed Property, and that the Licensed Property has acquired secondary meaning in the mind of the public. Licensee agrees, during the Term and thereafter, never to contest the title or any rights of Licensor in such Licensed Property or any trademark or copyright or any other protection or right pertaining thereto (subject in all events to Licensee’s reserved rights in its own intellectual property as set forth in Paragraph 5.b. of this Exhibit B below), or the validity of the license herein granted to it. Licensee acknowledges and agrees that Licensor shall have the sole and exclusive right to apply for, obtain and maintain any copyright or trademark registration in connection with the Licensed Property as it desires in its sole discretion. Licensee shall not at any time apply for any registration of any copyright or trademark which would be confusingly or substantially similar to, or otherwise affect the ownership or rights of Licensor in and to, the Licensed Property, nor file any document with any governmental authority or otherwise to take any action which would adversely affect any of such ownership or rights in and to the Licensed Property, or assist anyone else in doing so. b. Ownership of all intellectual property rights in WOF and the Licensed Property, and any depictions, expressions or derivations thereof, shall vest in Licensor and the title thereof shall be in the name of Licensor, or its respective designees. All intellectual property developed, invented, and created by or for Licensee, even if incorporating the Licensed Property, shall be the sole and exclusive property of Licensee specifically excluding WOF, the Licensed Property, and any depictions, expressions or derivations thereof to the extent incorporated therein. Licensee expressly disclaims any rights to the intellectual property associated with the Licensed Property and WOF, which shall remain with Licensor, even though such intellectual property may be incorporated into the copyrightable/patentable materials developed by Licensee, and, other than Licensee’s rights during the Sell-Off Period hereunder, under no circumstances may Licensee use any Licensed Property or WOF after the expiration or termination of this Agreement, including any Licensed Property or WOF that is incorporated into artwork or the copyrightable/patentable material developed by Licensee. If, for any reason, Licensee is deemed to have any rights in WOF, Licensed Property and any depictions, expressions or derivations thereof (other than the license granted hereunder), Licensee hereby assigns all right, title and interest in the same to Licensor. Similarly, Licensor expressly disclaims any rights or license to the intellectual property of Licensee. All hardware, software, and firmware developed by or for Licensee shall be the sole and exclusive property of Licensee. Licensor disclaims any rights or license to the hardware, software and firmware of Licensee. Licensee shall be the sole and exclusive owner of any and all patentable subject matter invented by or for Licensee with respect to the Games whether or not patented or a patent application is submitted. If, for any reason, Licensor is deemed to have any rights in such patentable subject matter, Licensor hereby assigns all right, title and interest in the patentable subject matter and any patents or patent applications disclosing or claiming it to Licensee with respect to the Games. c. To the extent practicable, Licensee shall legibly and durably affix to all Games and all artwork, packaging, press releases, copy, advertising materials, promotion materials and any other materials of any sort utilizing the Licensed Property (“Collateral Materials”) the following copyright and trademark notice and/or any other legal notices which Licensor may from time to time prescribe (it being understood and agreed that inadvertent failure to include such notices shall not be a breach of this Agreement; provided, however, that, upon written notice from Licensor, Licensee shall use commercially reasonable efforts to cure such failure on a prospective basis): TM & © 20 Califon Productions, Inc. All rights reserved. Licensee shall periodically inform its customers as to the appropriate trademark and copyright notices to be used on advertising, promotional and sales materials related to the Games. If through inadvertence or otherwise an inappropriate copyright notice on any Game or Collateral Material should appear in Licensee’s name or the name of a third party, Licensee hereby agrees to assign to Licensor the copyright represented by any such copyright notice in Licensee’s name and, upon request, cause the execution and delivery to Licensor of whatever documents are necessary to convey to Licensor that copyright represented by any such copyright notice in Licensee’s name or any third party. If by inadvertence a proper copyright notice is omitted from any Game or other materials containing the Licensed Property, after receipt of written notice regarding

Exhibit B (Standard Terms and Conditions) - 5 Initialed: RA / IGT Sony such omission, Licensee agrees at its own expense to use all reasonable efforts to prospectively correct the omission on all such future Games or other materials in process of manufacture or distribution. Licensee agrees to advise Licensor promptly and in writing of the steps being taken to correct any such omission. Any and all additions to, and new renderings, modifications, derivatives or embellishments of the Licensed Property shall, notwithstanding their invention, creation and use by Licensee, its Subsidiaries or its agents, be and remain the property of Licensor, and Licensor may use, and license others to use the same, subject only to the provisions of this Agreement. Notwithstanding the foregoing, to the extent that the Licensed Property, and any new renderings, modifications, derivatives or embellishments thereof are combined and/or incorporated into the materials invented or created by Licensee, and the Licensed Property and new renderings, modifications, derivatives or embellishments thereof can be removed from such materials invented or created by Licensee, then the remaining intellectual property (without the Licensed Property, and any new renderings, modifications, derivatives or embellishments thereof) shall be the sole and exclusive property of Licensee. Nothing contained herein shall require Licensee to modify, change, remove or replace any Games that incorporate any prior approved version of the Licensed Property (whether such version was approved hereunder or under a Prior Agreement); provided, however, that if (i) Licensor receives a bona fide third party claim in connection with the exploitation of the Licensed Property in connection with the Games; or (ii) talent featured on a Game is no longer associated with WOF, then Licensor may request that Licensee modify, change, remove or replace the applicable Licensed Property or applicable talent from the affected Games and upon receipt of such request, Licensee shall use commercially reasonable efforts (taking into account the impact that such action would have on Licensee’s overall relationships with its casino and platform partners) to effectuate such modification, change, removal or replacement (at Licensor’s sole cost and expense in each instance); provided further, however, that Licensor acknowledges that in any event, any such action shall remain subject to all third party restrictions and the consent of all casino and platform partners affected by such proposed action. Licensee shall not permit any of its employees or independent contractors to obtain or reserve, by written or oral agreement or otherwise, any moral rights recognized under Applicable Laws or rights as “authors” or “inventors” of any artwork or designs (as such terms are used in present or future United States copyright and/or patent statutes or judicial decisions) such that such employees or independent contractors could claim any rights in intellectual property that is owned by Licensor hereunder. d. Licensee shall assist Licensor, at Licensor’s request and expense, in the procurement and maintenance of Licensor’s rights (including all intellectual property rights, whether recognized currently or in the future) in the Licensed Property including any materials created by or on behalf of Licensee which contain the Licensed Property in accordance with the ownership rights outlined in Paragraph 5.b. above of this Exhibit B. In connection therewith, Licensee shall maintain adequate records with regard to the Games, Collateral Materials, and any and all adaptations, derivations and/or new works utilizing the Licensed Property. Further, Licensee shall, without limitation, execute and deliver to Licensor in such form as it may reasonably request, all instruments necessary to (i) effectuate copyright and trademark protection, (ii) record Licensee as a registered user of any trademarks pursuant to this Agreement, or (iii) cancel any such registration. Without limiting the generality of the foregoing, Licensee shall, upon the request of Licensor and at Licensee’s sole cost and expense, provide Licensor, or its agent, as applicable, with specimens of Games for which the Licensed Property is licensed hereunder (if legally permissible), and of all Collateral Materials, as may be needed by Licensor for trademark or copyright registrations or opposition purposes, as appropriate. Licensee shall also provide Licensor with all use dates and other information necessary to enable Licensor to apply for, obtain and maintain registrations of the trademarks or copyrights, as appropriate, or any other protection or other rights pertaining thereto worldwide, including upon Licensor’s written request, written notice of the first shipping date in interstate commerce for each Game. Any such registrations shall be handled by attorneys selected or approved by Licensor. Licensor shall use its reasonable legal and business discretion at all times during the Term throughout the Territory to maintain all copyrights in the Licensed Property in the United States. e. Licensor and Licensee shall cooperate to ensure that third parties may not unlawfully infringe on the Licensed Property or engage in any acts of unfair competition involving the Licensed Property in the Territory. Licensee shall promptly notify Licensor of any such infringements or acts of unfair competition by third parties that comes to its attention in the Territory. Subject to the provisions of this Paragraph 5.e. of Exhibit B, Licensee shall have no right to take or to require Licensor to take any action against any alleged infringer of, or to prevent infringement of, the Licensed Property, or trademark or copyright or any other protection or other right pertaining thereto or to take any action regarding the potential breach of the intellectual

Exhibit B (Standard Terms and Conditions) - 6 Initialed: RA / IGT Sony property rights in and to the Licensed Property (including, without limitation, for unfair competition) in connection with the foregoing. However, in the event that Licensor is notified in writing by Licensee of a third party infringement of the Licensed Property in the Territory in connection with the same type of products as the Games that Licensee reasonably believes interferes with, or reduces the value of, the license granted to Licensee hereunder and Licensor declines to take action within a reasonable period of time, then at Licensee’s written request, the parties will attempt to first resolve such dispute by having executives of each respective party meet promptly in good faith to evaluate the claim and the business risks, if any, associated with not pursuing the claim, after which Licensee shall have the right to initiate appropriate legal action in its own name and/or the name of Licensor at Licensee’s sole expense. Any amounts awarded to Licensee as a result of such action that is controlled by Licensee shall be first applied towards Licensee’s recoupment of its legal costs, and the remainder, if any, shall be split between Licensor and Licensee on a case-by-case basis as mutually agreed in writing. f. Licensor can withdraw any or all elements of the Licensed Property, or any component part thereof, from the terms of this Agreement if Licensor determines in its good faith discretion that the exploitation thereof would or might violate or infringe the copyright, trademark or other proprietary rights of third parties, or subject Licensor to any liability or violate any law, court order, government regulation or other ruling of any governmental agency, or if, on account of the expiration or sooner termination of an agreement between Licensor and a third party from whom Licensor has obtained certain underlying rights relating to the exploitation of the Licensed Property hereunder or otherwise, Licensor shall no longer have the right to act in the capacity herein contemplated on behalf of any third party or parties, or if Licensor determines that it cannot adequately protect its rights in the Licensed Property under the copyright, trademark or other laws of the Territory. Prior to withdrawing any element, Licensor shall provide written notice to Licensee and agrees to collaborate in good faith with Licensee to make any revisions necessary to avoid such withdrawal. If withdrawal is still necessary following such collaboration in Licensor’s good faith discretion, Licensee shall remove any such withdrawn element(s) within thirty (30) days, and such a withdrawal shall not be deemed a breach of this Agreement. However, in the event that any material elements of the Licensed Property are withdrawn by Licensor, then Licensee shall be entitled to reasonable damages caused thereby (including, without limitation, all costs associated with removing or altering Games) if any, to be determined under the dispute resolution procedures contained in Paragraph 27.a. of this Exhibit B. g. Licensee shall not use Licensor’s name, or the Licensed Property, other than as permitted hereunder and, in particular, shall not incorporate Licensor’s name, or the Licensed Property, in Licensee’s corporate or business name in any manner whatsoever. 6. INDEMNIFICATION. a. By Licensor. Licensor agrees to indemnify, defend and hold harmless Licensee and its parent, Subsidiaries, and co-venturers and each of their respective directors, officers, employees, shareholders, agents, successors and assigns during and after the Term hereof from and against all third party claims or lawsuits (including settlements entered into in good faith with Licensor’s consent), and related liabilities and expenses (including reasonable outside attorneys’ fees) arising out of (i) Licensee’s use of WOF and Licensed Property as approved and authorized hereunder; (ii) any breach or alleged breach of Licensor’s representations, warranties, covenants, obligations and agreements made hereunder; and (iii) any claim brought by any party based upon the use, prior to the Effective Date, of certain WOF music composed by Merv Griffin in connection with the Land-Based Games; it being agreed that Licensor and Licensee will use their commercially reasonable efforts to take all such actions to minimize any potential liability and losses arising from the use of such WOF music. Licensee must give Licensor prompt notice of all claims or suits relating to such use of which it is aware, tender the sole control of the defense and settlement of the claim or lawsuit to Licensor, and reasonably cooperate in the defense of the claim or lawsuit. Licensor will control absolutely all infringement litigation brought by or against third parties involving or affecting WOF and/or the Licensed Property; provided, that (A) Licensee may join Licensor as a party thereto at Licensee’s expense; (B) Licensee shall have the right to consult and cooperate with Licensor in connection with any such claim; and (C) Licensee shall have the right (at Licensee’s sole expense) to have Licensee’s own counsel present in connection with the defense of any such claim, provided that such counsel fully cooperates with Licensor’s counsel and in no way interferes with the handling of the case by Licensor’s counsel.

Exhibit B (Standard Terms and Conditions) - 7 Initialed: RA / IGT Sony b. By Licensee. Except with respect to (i) matters for which Licensor is required to indemnify Licensee under Paragraph 6.a. of this Exhibit B above, and (ii) matters arising out of Licensor’s breach or default hereunder, Licensee agrees to indemnify, defend and hold harmless Licensor and its parent, Subsidiaries, and co-venturers, and all other parties associated with WOF or the Licensed Property and each of their respective directors, officers, employees, shareholders, agents, successors and assigns during and after the Term hereof, from and against all third party claims or lawsuits (including settlements entered into in good faith with Licensee’s consent), and related liabilities and expenses (including reasonable outside attorneys’ fees) arising out of, resulting from, or in connection with Licensee’s activities hereunder including but not limited to: (A) the Games (and any elements thereof, but excluding any elements of WOF or the Licensed Property to the extent approved by Licensor and authorized hereunder), and the design, development, manufacture, operation, distribution, promotion, use, placement, lease, sale and exploitation thereof; (B) any defect in the Games (whether obvious or hidden and whether or not present in any sample approved by Licensor); (C) personal injury or death to any third party by the use of the Games; (D) infringement of any rights of any person or entity by the design, development, manufacture, operation, distribution, promotion, lease, sale, placement, possession, use or exploitation of the Games (except for claims that the use of WOF and/or Licensed Property by Licensee as authorized hereunder infringes any rights of third parties included in the Licensed Property and approved by Licensor for use in the Games); (E) Licensee’s failure to comply with all Applicable Laws, regulations and standards; or (F) any breach or alleged breach of Licensee’s representations, warranties, covenants, obligations and agreements made hereunder. Licensor must give Licensee prompt notice of all claims or lawsuits of which it is aware, tender the sole control of the defense and settlement of the claim or lawsuit to Licensee, and reasonably cooperate in the defense of the claim or lawsuit; provided, that (w) Licensor may join Licensee as a party thereto at Licensor’s expense; (x) Licensor shall have the right to consult and cooperate with Licensee in connection with any such claim; and (y) Licensor shall have the right (at Licensor’s sole expense) to have Licensor’s own counsel present in connection with the defense of any such claim, provided that such counsel fully cooperates with Licensee’s counsel and in no way interferes with the handling of the case by Licensee’s counsel. c. OTHER THAN FOR ANY UNCURED BREACH OR MATERIAL BREACH OF LICENSOR’S REPRESENTATIONS, WARRANTIES, COVENANTS, OBLIGATIONS AND AGREEMENTS MADE HEREUNDER, LICENSOR’S CUMULATIVE LIABILITY, IF ANY, AND LICENSEE’S OR ANY OTHER PARTY’S SOLE AND EXCLUSIVE REMEDY FOR DAMAGES FOR ANY LOSS OR DAMAGES RESULTING FROM ANY CLAIMS, DEMAND, OR ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL NOT EXCEED ALL OF THE PAYMENTS PAID TO LICENSOR HEREUNDER. OTHER THAN FOR ANY UNCURED BREACH OR MATERIAL BREACH OF LICENSOR’S REPRESENTATIONS, WARRANTIES, COVENANTS, OBLIGATIONS AND AGREEMENTS MADE HEREUNDER, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND, OR FOR THE LOSS OF ANTICIPATED PROFITS OR BUSINESS INTERRUPTION, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGES AND REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE. NOTWITHSTANDING THE FOREGOING (OTHER THAN THE IMMEDIATELY PRECEDING SENTENCE WHICH WILL REMAIN UNAFFECTED AND UNCHANGED IN ANY RESPECT BY THIS SENTENCE), LICENSEE AGREES AND ACKNOWLEDGES THAT ROYALTIES, ADVANCES, AND MINIMUM GUARANTEE PAYABLE UNDER THIS AGREEMENT SHALL NOT BE DEEMED LOST PROFITS OR CONSEQUENTIAL DAMAGES HEREUNDER. 7. INSURANCE. a. Licensee shall, at its own expense, obtain and maintain in full force and effect during the Term hereof and for three (3) years thereafter, the following policies, each with limits no less than Dollars (US$ ) per occurrence and Dollars (US$ ) in the aggregate: (i) a general commercial liability policy (including, without limitation, coverage for products/completed operations liability, contractual liability, bodily injury liability, personal injury liability, advertising liability and property damage liability); (ii) an errors and omissions/multimedia liability policy (including, without limitation, coverage for copyright/trademark infringement, rights of privacy, libel, slander, internet liability, personal injury and all other coverages customary under such policies); (iii) a workers’ compensation/employers’ liability policy in accordance with

Exhibit B (Standard Terms and Conditions) - 8 Initialed: RA / IGT Sony local law; (iv) a policy that covers claims relating to data protection; and (v) a network security errors and omissions policy. The parties acknowledge and agree that any of the foregoing coverages can be achieved through a combination of primary and umbrella policies. With respect to the policies referenced in subparagraphs (i), (ii), (iv) and (v) above, Licensee shall have added as additional insureds all of the following: Licensor and each of its respective parent(s), Subsidiaries and successors, and each of their respective officers, directors, employees, agents, representatives and assigns (“Additional Insureds”). Except with respect to the workers compensation / employers’ liability policy, Licensee’s policies will have an endorsement that states the above policies are primary and any insurance maintained by Licensor is non-contributory. Licensee will provide Licensor with no less than ten (10) days prior written notice of cancellation and non-renewal of the above-mentioned policies which shall also contain a “severability of interest” clause. Licensee’s policies shall also have a waiver of subrogation endorsed in favor of the Additional Insureds and Licensor, if applicable. Licensee’s insurance carriers will be licensed to do business in all states and countries where Licensee does business, and will have an A.M. Best Guide Rating of A:VII or better. Licensee will provide Licensor with certificates of insurance confirming the above coverages and endorsements within ten (10) days following the Execution Date. b. If Licensor secures an errors and omissions insurance policy covering the Licensed Property or WOF, or any part thereof, Licensor shall cause Licensee to be named as an additional insured on such policy and will cause a certificate of insurance to be promptly furnished to Licensee. Licensor shall notify Licensee when such insurance is obtained and, after obtained, if cancelled. 8. ARTWORK; APPROVALS; SAMPLES; QUALITY CONTROL. a. Licensee undertakes that the style, design, appearance and workmanship of the Games, as well as the Collateral Materials, shall be of a high standard and quality comparable to its other Gaming products containing intellectual property of equal caliber and in no event less than that of the Games bearing Licensor’s intellectual property that are currently (i.e., as of the Effective Date) in commercial operation in the United States. Licensee shall not issue any public statements which are derogatory to Licensor or WOF, and Licensor shall not issue any public statements which are derogatory to Licensee or the Games. b. Licensor shall supply Licensee with its style guide or other materials, as applicable, embodying the Licensed Property (“Artwork”) for Licensee’s use in the Games or in the Collateral Materials. If Licensee has supplemental requests for Artwork which result in an additional expense to Licensor, Licensee shall pay Licensor for its reasonable (agreed upon in advance) out-of-pocket costs in duplicating and providing such Artwork to Licensee. c. Licensee shall submit to Licensor, and Licensor shall have absolute approval over, all artwork (whether Artwork or artwork created by Licensee and/or its designees that includes any elements of the Licensed Property) that is incorporated into the Games or related Collateral Materials. Except as otherwise set forth in this Paragraph 8.c of this Exhibit B, Licensee may not manufacture, use, offer for sale, sell, place, advertise, ship or distribute any Games or related Collateral Materials that include elements of the Licensed Property without Licensor’s prior written approval. Licensee shall submit to Licensor for approval at each stage of development and production of the Games and Collateral Materials (consistent with the established submission process in existence between the parties as of the Execution Date), at Licensee’s sole cost and expense, one (1) depiction of each Game and each Collateral Material (“Prototype”) and/or one (1) drawing, storyboard or rough cut of each Game and Collateral Material (collectively “Preliminary Artwork”), as applicable. For the purposes of exercising all approval rights hereunder and coordinating the approvals process between the parties, Licensor shall be represented by Sally Umsted or another person that may be notified to Licensee in writing from time to time (the “Licensor Authorized Representative”), and Licensee shall be represented by Jennifer Fales or another person that may be notified to Licensor in writing from time to time (each, an “IGT Authorized Representative”, and together with the Licensor Authorized Representative, the “Authorized Representatives”). Each party shall make its respective Authorized Representative(s) reasonably available (including on an expedited basis when required by exigent circumstances) in good faith to timely exercise all approval rights and coordinate the approvals process set forth herein. An IGT Authorized Representative shall submit all Prototypes and/or Preliminary Artwork to the Licensor Authorized Representative through its standard online submission process, or such other

Exhibit B (Standard Terms and Conditions) - 9 Initialed: RA / IGT Sony reasonable process as notified to Licensee in writing. Following submission of materials for approval by an IGT Authorized Representative to the Licensor Authorized Representative, Licensor shall use reasonable efforts to provide Licensee with an approval or disapproval as soon as reasonably practicable, but in no event later than fifteen (15) days following the Licensor Authorized Representative’s receipt of such submissions. If no approval or disapproval decision is received from the Licensor Authorized Representative within such fifteen (15) day period, an IGT Authorized Representative shall provide a written approval request to Suzanne Prete or another senior level executive that may be notified to Licensor in writing from time to time (the “Licensor Senior Executive”). If no response is received from the Licensor Senior Executive within five (5) business days of such written request, such submission shall be deemed approved. Any changes required by Licensor to any submissions which have been timely (per the process above) disapproved by Licensor shall be made by Licensee. Thereafter, Licensee shall submit, at Licensee’s sole cost, final samples of all Games and Collateral Materials to Licensor for final approval. With respect to all such samples which have received Licensor’s final approval, Licensee shall not depart therefrom in any material respect, without Licensor’s prior written approval. Licensor’s approval of Games, and Collateral Materials shall in no way constitute or be construed as an approval by Licensor of Licensee’s use of any trademark, copyright and/or other proprietary materials not owned by Licensor or which is not part of the Licensed Property. No approval by Licensor under this Paragraph 8.c. of Exhibit B shall constitute a waiver or modification of Licensee’s obligations under any other provision of this Agreement. d. Licensee represents and warrants that the Games are and shall be safe and suitable for their intended purpose and do not and will not contain any injurious, poisonous, toxic or harmful substances, and that they are not and will not be inherently dangerous to users thereof. Licensee shall comply with any regulatory agencies which shall have jurisdiction over the Games and shall procure and maintain in force any and all permissions, certifications and/or other authorizations from governmental and/or other official authorities that may be required in response thereto. All Games that do not comply with all Applicable Laws, regulations and standards shall automatically be deemed unapproved and taken off the market as soon as practicable. In countries where no such laws or regulations exist, the manufacture of Games in such countries should be carefully evaluated, taking into account regional and United States standards. e. In the event Licensee utilizes photographs, artwork, or any other copyrighted or trademarked materials other than the Artwork (“Third Party Materials”) on or in connection with Games and/or Collateral Materials, then Licensee shall be solely responsible for obtaining any and all consents, licenses and other permissions which may be required for using such Third Party Materials. Accordingly, Licensee acknowledges and agrees that Licensee’s use of any Third Party Materials is subject to and conditioned upon Licensee, at Licensee’s sole cost and expense, obtaining any and all consents, licenses and other permissions which may be required for using the Third Party Materials, notwithstanding that Licensor, or its representative, might have approved the Games and/or Collateral Materials embodying or connected with such Third Party Materials pursuant to Paragraph 8.c. of this Exhibit B above. In the event that any of the Licensed Property contains Third Party Materials which require clearances from third parties hereunder, Licensor shall promptly notify Licensee of such requirement and shall use commercially reasonable good faith efforts to assist Licensee in obtaining clearance for such Third Party Materials. f. Licensee agrees that Licensor may include Licensee’s name in advertisements with respect to WOF and/or the Licensed Property and may distribute a licensee list containing Licensee’s name, the Games and the Territory to members of the media, retailers and others as Licensor deems necessary; provided, that Licensor shall provide Licensee with prior written notice of any advertising campaign that will include Licensee’s name. 9. RESERVED RIGHTS. a. Licensor reserves all rights not expressly granted to Licensee hereunder. b. Licensor shall not be prevented from granting third parties the right to use the Licensed Property in any manner whatsoever, except as otherwise provided herein.

Exhibit B (Standard Terms and Conditions) - 10 Initialed: RA / IGT Sony c. Licensee agrees and acknowledges that the license granted herein relates solely to WOF and Licensee is not, by virtue of this Agreement, acquiring any right whatsoever with respect to any motion picture or television production or other endeavor which is based upon, derivative of, inspired by or otherwise related to WOF, including, without limitation, remakes, sequels, sound recordings, publications, or other endeavors in which the characters, characterizations, designs and visual representations contained in WOF appear (“Derivative Properties”). Licensee expressly acknowledges that its license hereunder does not include the right to use photographs, designs, materials, and artwork from Derivative Properties. All right, title and interest in and to the Derivative Properties is retained by Licensor including, without limitation, Licensor’s right to license the Licensed Property to others during the Term hereof to the extent that it appears again in such Derivative Properties. 10. MANUFACTURE AND DISTRIBUTION. a. The Licensed Property may only be used in connection with the design, development, manufacture, actual packaging, advertising and distribution of the Games or as otherwise approved by Licensor. b. Licensee shall be entitled to sublicense the right to manufacture or develop Games to any third party (“Supplier”), in whole or in part, with Licensor’s prior written consent provided, however, that Pollard Banknote Limited Partnership and Scientific Games International, Inc. and its affiliated companies shall be deemed approved Suppliers. In addition, Licensee acknowledges and agrees that Licensee’s use of any such Supplier shall in no way derogate from or relieve Licensee of any of its obligations under this Agreement. Licensee further acknowledges and agrees that it shall be solely responsible and primarily liable for all activities and obligations of all such Suppliers with respect to the Games. Furthermore, if Licensor so requests, Licensee shall cause each such Supplier to sign an agreement with Licensee for the manufacture of the Games, in whole or in part, in a form consistent with the terms of this Agreement and reasonably satisfactory to Licensor, but which may not include any terms that impose additional obligations on Licensee beyond those set forth in this Agreement. c. Without Licensor’s prior written consent, the Licensed Property shall not be used in conjunction with any other licensed name, character, symbol, design, likeness or literary or artistic material, except that actual representations of a Game and its packaging may be shown in advertising showing other games sold by Licensee, provided such use is not made in a manner that may be likely to cause doubt or confusion in the minds of the public as to the ownership of the Licensed Property. d. Licensee makes no representation or warranty that the Games will be produced, or if the Games are produced, that the proceeds of the Games shall be sufficient to generate any minimum amount of Royalties for Licensor. Nothing contained herein shall be construed to obligate Licensee to take any action to maximize revenues or to create a fiduciary relationship between Licensee and Licensor. 11. REPRESENTATIONS AND WARRANTIES. a. Licensor represents and warrants to Licensee as follows: (i) except as otherwise expressly set forth herein, Licensor is the sole and exclusive owner of the Licensed Property and is aware of no adverse claim or pending or threatened litigation which would prevent the use of the Licensed Property in the Games; (ii) the rights granted herein to Licensee will not infringe upon or otherwise violate the rights of any third party; (iii) Licensor has all necessary rights to license the Licensed Property to Licensee free and clear of any obligations to third parties; (iv) Licensee may use the Licensed Property for all purposes contemplated in this Agreement without obtaining any additional rights from any other party; (v) Licensor has the full right, authority and power to enter into this Agreement and to perform all its obligations hereunder; and (vi) Licensor has the authority to grant the rights being granted herein. Licensor makes no representation or warranty as to the amount of receipts Licensee will derive or as to the quality or success of WOF. Furthermore, Licensor does not represent or warrant that the Licensed Property will appear or continue to appear in or as a part of any publication, program, motion picture/television series or other work or that any such work will be exploited or continue to be exploited nor that WOF will be produced, released, promoted or exploited, or continue to be promoted or exploited, at any time and/or in any manner, media or territory. Licensor has no obligation to complete, sell, distribute, broadcast or otherwise exploit any film, television, or other production or materials which include the Licensed Property.

Exhibit B (Standard Terms and Conditions) - 12 Initialed: RA / IGT Sony iii. A petition in bankruptcy is filed by or against Licensor; Licensor is adjudicated bankrupt or insolvent, or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law; Licensor discontinues its business; or a receiver is appointed for Licensor or Licensor’s business and such receiver is not discharged within days. 13. EFFECT OF TERMINATION AND TERM EXPIRATION. a. On expiration or termination of this Agreement by Licensor, all Royalties (including unpaid portions of the Advance and/or Minimum Guarantee, if any) shall be immediately due and payable to Licensor without set-off of any kind and no Advances and/or Minimum Guarantee paid to Licensor shall be refunded. b. Upon the earlier of termination or expiration of this Agreement, all rights granted in the Licensed Property will revert to Licensor, and Licensor may exploit such rights itself or grant such rights to any third party, and Licensee will not reproduce, manufacture, sell, distribute or exploit any Games and any new Games, except that Licensee shall have the right to fulfill any bona fide orders placed before or as of the effective date of termination or expiration, subject to the terms of this Agreement. Notwithstanding the foregoing and only in the event of expiration or Licensee’s termination for breach by Licensor (but not in the event of Licensor’s termination for breach by Licensee) of the Agreement, any Game within Licensee’s control which was placed into commercial use during the Term shall be allowed to continue on a non-exclusive basis to be used and operated, subject to all other terms of this Agreement (including the payment of Royalties, if any) as follows: (i) for Land-Based Games: for up to the longer of: months from the expiration date or the effective date of Licensee’s termination for breach by Licensor; or for such period as Licensee may need to comply with any legal or regulatory requirements (which Licensee will provide notice of to Licensor); (ii) For Wager Online Games and Social Online Games: months from the expiration date or the effective date of Licensee’s termination for breach by Licensor; and (iii) for Lottery Games: for up to the longer of: days from the expiration date or the effective date of Licensee’s termination for breach by Licensor; or for such period as Licensee may need to comply with any legal or regulatory requirements (which Licensee will provide notice of to Licensor) (collectively, the “Sell-Off Period”). Notwithstanding anything in this Paragraph 13 to the contrary, to the extent that Licensee fails to make Royalty payments to Licensor in accordance with this Agreement and fails to cure such failure within days after receiving written notice of such failure from Licensor, Licensor shall have the right to immediately terminate this Agreement, and all Games licensed hereunder that are under Licensee’s control at such time must be immediately removed from service, except as required to comply with legal or regulatory requirements. c. Subject to the Sell-Off Period, on expiration or termination of this Agreement, Licensee shall have no further right to exercise the rights licensed hereunder or otherwise acquired in relation to this Agreement and such rights shall forthwith revert to Licensor. All Artwork and other materials supplied to Licensee by Licensor hereunder shall, subject to the Sell-Off Period, be immediately returned to Licensor at Licensee’s expense. At Licensor’s written request, all remaining Collateral Materials and Games and component parts thereof shall, subject to the Sell-Off Period, be destroyed or have the Licensed Property removed within five (5) business days or as soon as practicable. Licensee shall within five (5) business days after such destruction or removal deliver to Licensor a certificate of destruction or removal evidencing same. Licensee agrees that (i) its failure to cease the manufacture, sale, distribution and/or exploitation of Games upon the expiration or termination of this Agreement will result in immediate and irreparable damage to Licensor, (ii) there is no adequate remedy at law for such failure, and (iii) in the event of such failure, Licensor shall be entitled to seek injunctive relief. 14. NOTICES. All notices, demands, contracts or waivers hereunder shall be given in writing by certified or registered mail, email, express courier, or personal courier with confirming receipt, and shall be deemed to have been given and received four (4) days after a certified or registered letter containing such notice, properly addressed, with postage prepaid is deposited in the United States mail, and if given otherwise by certified or registered mail, it shall be deemed to have been given when delivered to and received by the party to whom it is addressed. Where a notice is sent by email, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a business day and if sent during normal business hours of the recipient, otherwise the next business

Exhibit B (Standard Terms and Conditions) - 15 Initialed: RA / IGT Sony contractual obligation (“Authorized Recipients”). Such Authorized Recipients shall be informed by the party receiving such Information of the confidential nature of such Information and shall agree to be bound by the terms and conditions of this Agreement. c. It is agreed that a violation of the provisions of this Paragraph 20 of Exhibit B may cause each party irreparable harm and injury and that each party shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to seek an injunction enjoining and restraining the violating party from doing or continuing to do any such act and any other violations or threatened violations of the provisions of this Paragraph 20 of Exhibit B, without posting a bond or other surety. Furthermore, upon the other party’s written request, each party agrees to immediately publish a retraction of any statement made in violation of the provisions of Paragraph 20.c. of this Exhibit B. The obligations imposed in this Paragraph 20 of Exhibit B shall continue following the expiration or earlier termination of this Agreement, and remain in full force until such Information is in the public domain, unless such event shall have occurred as a result of wrongful conduct by the non-disclosing party or its Authorized Recipients or a breach of the covenants set forth in this Paragraph 20 of Exhibit B. Notwithstanding the foregoing, Licensee waives injunctive relief against the production, distribution, exhibition, use, advertising and exploitation of WOF. d. Notwithstanding the foregoing paragraph, the receiving party is not obligated to maintain in confidence information that: (i) is or becomes generally available to the public through no fault on the part of the receiving party; (ii) was rightfully in the receiving party’s possession, or in the receiving party’s Subsidiaries’ possession at the time of disclosure; (iii) is or was developed independently by the receiving party or its Subsidiaries, without use of or reference to any of the disclosing party’s confidential Information and without violation of any confidentiality restriction; (iv) is subsequently obtained lawfully by the receiving party from a source other than the disclosing party and is free of confidentiality obligations to the source; (v) is furnished to a third party by the disclosing party or its Subsidiaries, without a corresponding obligation of confidence; (vi) is approved for release by the disclosing party; or (vii) is required to be disclosed pursuant to the requirements of a government agency or by operation of law, after prior consultation with the disclosing party’s legal counsel. e. If a party is required to disclose any Information by law or legal process or disclosures pursuant to any regulatory or governmental body in the Territory, or disclosures pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any of its Subsidiaries are listed or traded, such party shall not be in breach of this Paragraph 20 of Exhibit B if it does so, however, such party shall provide the other party with prompt notice thereof so that it may seek a protective order or other appropriate remedy to prevent or limit disclosure of any Information. Such party shall fully cooperate with the other party’s application for a protective order or other remedy in the other party’s or any other name as directed by the other party, and in any event such party shall disclose only that portion of the Information which it is legally required to disclose. f. Licensor and Licensee hereby agree that all terms and conditions of this Agreement shall be treated as confidential except as provided herein, subject to the requirements of disclosure under generally accepted accounting standards, or the orders or subpoenas of a court of competent jurisdiction. 21. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and by electronic signature (e.g., via DocuSign, accompanied by the confirming e-signature certificate), each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement. Signature pages exchanged by facsimile or email PDF shall have the same legal effect as the originally signed instrument. 22. FURTHER ASSURANCES. The parties hereto shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this Agreement and consummate the transactions herein provided. 23. ATTORNEYS’ FEES. If any legal action or any other proceeding is brought for the enforcement of this Agreement, or if a dispute arises under this Agreement, the successful or prevailing party shall be entitled to recover reasonable out-of-pocket attorneys’ fees and other

Exhibit B (Standard Terms and Conditions) - 16 Initialed: RA / IGT Sony costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled. Any party in whose favor a judgment has been entered shall also be entitled to recovery of its reasonable out-of-pocket attorneys’ fees and costs in enforcing such judgment. 24. HEADINGS. The headings contained in this Agreement are for convenience and reference purposes only. They do not form a part hereof and shall not affect the meaning or interpretation of this Agreement. 25. EXERCISE OF RIGHTS. The rights granted to Licensee hereunder may be exercised by any Subsidiary of Licensee, provided that Licensee shall be responsible and primarily liable for all activities, obligations and liabilities, if any, of its Subsidiaries with respect to this Agreement. Any breach of the terms of this Agreement by Subsidiaries if Licensee shall be deemed a breach of the Agreement by Licensee. 26. ASSIGNMENT. Except as otherwise provided in Paragraphs 10.b and 25 of Exhibit B, Licensee’s rights and obligations hereunder are personal to Licensee and shall not be sublicensed, assigned, mortgaged or otherwise transferred or encumbered by Licensee or by operation of law unless otherwise previously agreed to in writing by Licensor or as otherwise expressly permitted in this Agreement; provided, that Licensee shall be able to assign its rights hereunder upon written notice in the event that Licensee purchases a third party entity, or merges with or is acquired by a third party entity. Licensee is permitted to use subcontractors in the development, manufacture and distribution of the Games provided that Licensee shall be responsible for compliance by such subcontractors with the terms hereof. Approval of an assignment of this Agreement by Licensee shall be in Licensor’s sole discretion. Licensor may delegate its obligations, in whole or in part, hereunder to any third party, and Licensor may assign or transfer this Agreement and its rights and obligations hereunder to any of its parent or affiliated companies, but Licensor shall not assign or transfer this Agreement or its rights and obligations hereunder to non-affiliated third parties without the prior written consent of Licensee in its good faith business judgment which consent shall be subject to the successful completion of a background due diligence investigation by Licensee of the non-affiliated transferee/assignee prior to the transfer or assignment of the Agreement by Licensor. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of Licensor and Licensee. 27. REMEDIES. a. The parties agree that all controversies, claims, or disputes arising out of or relating to this Agreement shall be submitted to binding arbitration to JAMS under the Comprehensive Arbitration Rules and Procedures if the matter in dispute is over $ or under its Streamlined Arbitration Rules and Procedures if the matter in dispute is $ or less. To the extent that a matter arises out of a separate agreement or relationship but relates or touches upon this Agreement, only the portion of such matter that relates or touches upon this Agreement shall be governed by this Paragraph. The arbitration shall be conducted by a panel of three arbitrators. The arbitrators shall be selected by mutual agreement of the parties or, if the parties cannot agree, each party will select an arbitrator and those two arbitrators will select a third arbitrator. If the arbitrators are unable to so agree, JAMS shall promptly select the third arbitrator. The proceedings shall be held in Los Angeles, California or such other location mutually agreed by the parties. The arbitration shall be a confidential proceeding, closed to the general public. The arbitrator shall issue a written opinion stating the essential findings and conclusions upon which the arbitrator’s award is based. Neither party shall be entitled or permitted to commence or maintain any action in a court of law with respect to any matter in dispute until such matter shall have been submitted to arbitration as herein provided and then only for the enforcement of the arbitrator’s award; provided, however, that prior to the appointment of the arbitrator or for remedies beyond the jurisdiction of an arbitrator, at any time, either party may seek pendente lite relief in a court of competent jurisdiction in Los Angeles, California without thereby waiving its right to arbitration of the dispute or controversy under this paragraph. Notwithstanding anything to the contrary herein, Licensee hereby irrevocably waives any right or remedy to seek and/or obtain injunctive or other equitable relief or any order with respect to, and/or to enjoin or restrain or otherwise impair in any manner, the production, distribution, exhibition or other exploitation of any motion picture, production or project related to Licensor and its respective parents, Subsidiaries, or the use, publication or dissemination of any advertising in connection with such motion picture, production or project. The foregoing shall not be deemed to prevent Licensee from seeking injunctive or equitable relief to prevent Licensor from granting licenses (other than as permitted under Paragraph 2.4) to the same Licensed Property to which Licensee has been licensed rights hereunder.

Exhibit B (Standard Terms and Conditions) - 17 Initialed: RA / IGT Sony b. Except as otherwise expressly provided herein, each right, power and remedy herein specifically given to the parties hereto or otherwise existing shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or otherwise. 28. NO BROKER, FINDER OR AGENT. Licensee represents, and Licensor acknowledges to the best of its knowledge, that Licensee has not utilized any broker, finder or agent in connection with the negotiation or facilitation of this Agreement, and the parties acknowledge that Licensee is agreeing to the terms and conditions herein in the absence of any such third party involvement. Without limiting the generality of the foregoing, Licensee represents, and Licensor acknowledges to the best of its knowledge, that Mark E Pollack has not performed any services for Licensee in connection with this Agreement and does not represent Licensee in any capacity in connection with this Agreement. 29. BANKRUPTCY. a. In the event of Licensor’s bankruptcy, the parties acknowledge and agree that the licensed rights hereunder are fundamentally in the nature of “intellectual property” as defined in the Bankruptcy Code, that Licensee’s continued enjoyment of all licensed rights is fundamental to the basic license hereunder, and therefore all licensed rights should be deemed intellectual property subject to Licensee’s election under Section 365(n)(1)(B) of the Bankruptcy Code. b. The parties agree that upon any election by Licensee pursuant to Section 365(n)(1)(B) of the Bankruptcy Code, Licensee shall be entitled to, on its own or through employees, contractors, agents or otherwise, upgrade, modify and develop additional version of the Games based upon the rights licensed hereunder. 30. SECURITY INTEREST PRIOR TO RECOUPMENT OF ADVANCES. a. In order to induce Licensee to enter into this Agreement and in order to secure the grant of rights made hereunder with respect to Games based on the Licensed Property, and the full and timely performance by Licensor of its obligations hereunder, provided that Licensee is not in default as set forth in Paragraph 12.a. of this Exhibit B, Licensor shall grant and assign to Licensee the Security Interest (as defined below), immediately and automatically only upon the occurrence of the following event prior to Licensee’s recoupment of the Advances as set forth in Paragraph 4.3 of the Agreement (a “Security Interest Trigger Event”): Any of the Licensor entities or Sony Pictures Entertainment Inc. (“SPE”) is in default (either as a principal or guarantor) of agreements with respect to indebtedness of, in the singular or in the aggregate, more than $350,000,000 that requires payment or permits the acceleration of such indebtedness before its scheduled maturity or permits the exercise of remedies with respect thereto, in each case, whether or not such default is subject to waiver or forbearance. b. For purposes of this Agreement, the “Security Interest” shall mean a continuing first priority lien and security interest in and to all rights granted hereunder with respect to Games based on the Licensed Property. c. Upon the occurrence of a Security Interest Trigger Event, Licensor authorizes the filing of, and shall execute, after a reasonable opportunity to review, all further documents Licensee may reasonably request or as may be reasonably required to perfect, protect, evidence, renew and/or continue the Security Interest, including without limitation the execution and filing of appropriate security agreements, copyright mortgages and UCC financing statements, each in form and substance reasonably satisfactory to Licensee. Upon the occurrence of a Security Interest Trigger Event and in the event Licensor has failed or refuses to execute such agreements, instruments or documents referred to in the immediately preceding sentence within ten (10) days of their presentment by Licensee to Licensor, Licensor shall irrevocably appoint Licensee its attorney in fact with the full right and authority to execute and deliver any such agreements, instruments or documents, which such appointment shall be deemed a power coupled with an interest and shall be irrevocable under any and all circumstances. With respect to any such agreements, instruments or documents executed by Licensee, Licensee shall promptly provide copies of same to Licensor. Following the occurrence of a Security Interest Trigger Event and until termination of the Security

Exhibit B (Standard Terms and Conditions) - 18 Initialed: RA / IGT Sony Interest as set forth in subsection (d) below, Licensee shall have all rights and remedies as a secured creditor available to it with respect to the rights granted hereunder at law and in equity, including, upon any breach or default by Licensor of any of its obligations hereunder, the rights and remedies available to a secured creditor upon default. d. In the event that the Security Interest was granted to Licensee pursuant to this Paragraph 30, upon the earlier of (i) Licensee’s default as set forth in Paragraph 12.a. of this Exhibit B, (ii) Licensee’s recoupment of the Advances as set forth in Paragraph 4.3 of the Agreement, and (iii) the termination or expiration of the Agreement, the Security Interest shall immediately and automatically terminate and Licensee authorizes the filing of, and shall execute, after a reasonable opportunity to review, all documents Licensor may reasonably request or as may be reasonably required to terminate the Security Interest, each in form and substance reasonably satisfactory to Licensor. In the event Licensee has failed or refuses to execute such documents referred to in the immediately preceding sentence within ten (10) days of their presentment by Licensor to Licensee, Licensee shall irrevocably appoint Licensor its attorney in fact with the full right and authority to execute and deliver any such documents, which such appointment shall be deemed a power coupled with an interest and shall be irrevocable under any and all circumstances. With respect to any such documents executed by Licensor, Licensor shall promptly provide copies of same to Licensee. e. For the avoidance of doubt, Licensee’s right to invoke the Security Interest Trigger Event shall be limited to the occurrence of the event described in subparagraph (a) above, and only if Licensee has not recouped the Advances as set forth in Paragraph 4.3 of the Agreement. Once Licensee has recouped the Advances as set forth in Paragraph 4.3 of the Agreement, provided the Security Interest Trigger Event has not occurred, this Paragraph 30 shall be of no further force nor effect and shall be deemed deleted in its entirety. 31. NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement shall be construed so as to create any third party beneficiary hereunder. In this regard, nothing under this Agreement shall entitle any third party to any remedies against Licensee, at law, in equity, or otherwise, including, without limitation, any additional audit rights or the right to seek or obtain injunctive relief against Licensee’s distribution of any Game. 32. ANTI-CORRUPTION LAWS. It is the policy of each of the parties to require licensing partners to comply with the U.S. Foreign Corrupt Practices Act, 15 U.S.C. Section 78dd-1 and 78dd-2 and all other applicable anti-corruption laws (collectively, “Anti- Corruption Laws”). Each party represents, warrants and covenants to the other party that: a. such party is aware of the Anti-Corruption Laws and will advise all persons and parties supervised by it of the requirements of the Anti-Corruption Laws; b. such party has not and will not, and to its knowledge, no one acting on its behalf has taken or will take any action, directly or indirectly, in violation of the Anti-Corruption Laws; c. such party has not and will not cause any party to be in violation of the Anti-Corruption Laws; d. such party will comply with any necessary Anti-Corruption Laws; e. such party will provide reasonable cooperation in any third-party due diligence screening performed by the other party or any anti-corruption investigation conducted by the other party, including making relevant personnel available for interviews and relevant books and records available for inspection and consenting to the other party’s disclosure to a government information related to non-compliance with the anti-corruption provisions of this Agreement; f. such party may require biennial certification of the other party of continued compliance with applicable Anti-Corruption Laws; g. should such party learn of, or have reason to know of, any request for payment that is inconsistent with the Anti-Corruption Laws, such party shall immediately notify the other party; and

Exhibit B (Standard Terms and Conditions) - 19 Initialed: RA / IGT Sony h. such party is not a “foreign official” as defined under the U.S. Foreign Corrupt Practices Act, does not represent a foreign official, and will not share any fees or other benefits of this Agreement with a foreign official. 33. SURVIVAL. Paragraphs 3, 5, 6, 7, 11, 13, 14, 16, 18, 19, 20, 23, 27, 28, 29, 30, 32, and 33 of this Exhibit B (and any provision of this Agreement required to implement or establish the meaning of such surviving provisions) will survive the expiration or termination of this Agreement indefinitely or for such shorter period of time as may be set forth in any such provision. END OF EXHIBIT B